As filed with the Securities and Exchange Commission on August 23, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

California Water Service Group
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0448994
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
1720 North First Street, San Jose, CA 95112
(408) 367-8200
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
Martin A. Kropelnicki
Vice President, Chief Financial Officer and Treasurer
California Water Service Group
1720 North First Street
San Jose, California 95112
(408) 367-8200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)
with a copy to:
Peter T. Heilmann, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street, Suite 3100
San Francisco, California 94104
(415) 393-8200

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate	Amount of
Securities to be Registered	Registered(1)(2)	Price Per Unit	Offering Price	Registration Fee

Preferred Stock	(3)	(3)	(3)

Common stock, par value $0.01 per share(4)	(3)	(3)	(3)

Totals	$150,000,000		$150,000,000	$16,050

(1)	The proposed maximum aggregate offering price of the securities being registered has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Registered hereunder is an indeterminate principal amount and number of securities of California Water Service Group as may from time to time be issued at indeterminate prices, not to exceed in the aggregate $150,000,000 (in United States dollars or the equivalent thereof in any other currency). The securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(3)	Information omitted in accordance with General Instruction II.D. of Form S-3. An indeterminate amount of securities to be offered at indeterminate price is being registered pursuant to this registration statement.

(4)	Includes associated preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
     Pursuant to Securities Act Rule 429, the prospectus that is a part of this registration statement is a combined prospectus that also relates to Registration Statement on Form S-3 No. 333-103721 (originally filed March 11, 2003, as amended).

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, August 23, 2006
PROSPECTUS
California Water Service Group
1720 North First Street
San Jose, CA 95112
408-367-8200
$150,000,000
Preferred Stock and Common Stock

     We plan to offer to the public from time to time:

•	our preferred stock; and

•	our common stock.
     Our common stock trades on the New York Stock Exchange under the symbol “CWT.”
     This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement describing the terms of the specific securities offered, including the offering price. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” beginning on page 32 of this prospectus, before you make your investment decision.
     Investing in these securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.
     We will sell the securities to underwriters or dealers, through agents, or directly to investors.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is                     , 2006.

ABOUT THIS PROSPECTUS
     This document is called a prospectus and is part of certain registration statements that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we may, from time to time, sell any combination of the various securities described in the registration statements, this prospectus or in any prospectus supplement, in one or more offerings that will aggregate up to a total dollar amount of $150 million. In August 2003 we sold common stock to the public in an amount of $45,937,500 and in June 2004 we sold $38,414,325 of shares of common stock registered pursuant to a registration statement on From S-3 (No. 333-103721). As of the date of the date of this prospectus, the amount of securities remaining for sale under that registration statement is approximately $35.6 million.
     Unless the context otherwise requires, throughout this prospectus, the terms “we,” “us” and “our” refer to California Water Service Group, and each of our wholly-owned subsidiaries.
     This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of specific risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

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     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be obtained from the SEC website or from the SEC offices referenced under the heading “Where You Can Find More Information.”
     You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making or soliciting an offer of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date as of which such information is given.

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CALIFORNIA WATER SERVICE GROUP
     We are a holding company and our business is carried on through five wholly-owned operating subsidiaries, each of which is a regulated public utility except where indicated below:

•	California Water Service Company;

•	Washington Water Service Company;

•	New Mexico Water Service Company;

•	Hawaii Water Service Company, Inc.; and

•	CWS Utility Services, a non-regulated operating subsidiary.
     Our four regulated public utility subsidiaries’ assets and operating revenues comprise substantially all of our consolidated assets and all of our utility revenues. Our primary business is the production, purchase, storage, purification, distribution and sale of water for domestic, industrial, public and irrigation uses, and for fire protection. The majority of our assets consist of land, buildings, wells, tanks, pipes and equipment necessary for water operations.
     The rates that our regulated subsidiaries charge water customers are subject to the jurisdiction of the regulatory commissions in the states in which we operate. These commissions set water rates for each operating district independently because the systems are not interconnected. The commissions authorize us to charge rates which they consider to be sufficient to recover normal operating expenses, to provide funds for adding new or replacing water infrastructure, and to allow us to earn what the commissions consider to be a fair and reasonable return on invested capital.
California Operations
     California Water Service Company is the largest of our operating companies, representing 95% of our regulated customers and 95% of our consolidated operating revenue for the six months ended June 30, 2006. We supply water service to approximately 458,000 customers in 75 California communities through 26 separate water systems or districts.
     Of the 26 water districts, 24 districts are regulated systems and are subject to regulation by the California Public Utilities Commission. The other two districts, the City of Hawthorne and the City of Commerce, are non-regulated because they are not subject to regulation by the California Public Utilities Commission. Rates for the systems in the City of Hawthorne and City of Commerce are established in accordance with negotiated operating agreements and are subject to ratification by the city councils in the City of Hawthorne and the City of Commerce.
Washington Operations
     Our regulated water utility operations in Washington state are conducted by our subsidiary Washington Water Service Company and comprised 3% of our total customers and 2% of our consolidated operating revenue for the six months ended June 30, 2006. We provide domestic water service to approximately 15,300 customers in the Tacoma and Olympia areas.

New Mexico Operations
     Our regulated water utility operations in New Mexico are conducted by our subsidiary New Mexico Water Service Company and accounted for 1% of our total customers and 1% of our consolidated operating revenues for the six months ended June 30, 2006. We provide service to approximately 6,700 water and wastewater customers in the Belen, Los Lunas and Elephant Butte areas of New Mexico.
Hawaii Operations
     Our regulated water utility operations in Hawaii are conducted by our subsidiary Hawaii Water Service Company and accounted for less than 1% of our total customers and 1.2% of our consolidated operating revenues for the six months ended June 30, 2006. We provide water utility services to approximately 500 customers in Maui, including several large resorts and condominium complexes.
Non-Regulated Operations
     In addition to the non-regulated services we provide for the City of Hawthorne and the City of Commerce described above, we also provide non-regulated water-related services under agreements with other municipalities and private companies. Our non-regulated services include full water system operations, leasing communication antenna sites, billing and meter-reading services, and real estate sales of non-utility properties.
     Most of our non-regulated operations are conducted by our subsidiary CWS Utility Services, however, certain of our regulated subsidiaries also carry on some non-regulated operations.
     Our non-regulated activities, excluding gains on sale of non-utility property, comprised 10% of our total net income for the six months ended June 30, 2006. We do not track the number of customers for these non-regulated operations, except for customers in the City of Hawthorne and the City of Commerce. Income and expenses from non-regulated operations are reported under “Other income and expenses, net” on our income statement.

RISK FACTORS
     Readers and prospective investors in our securities should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus or any prospectus supplement.
     The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that management is not aware of or focused on or that management currently deems immaterial may also impair our business operations. This prospectus is qualified in its entirety by these risk factors.
     If any of the following risks actually occur, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly, and you could lose all or part of your investment.
Risks Related to Our Regulatory Environment
Our business is heavily regulated by state and federal regulatory agencies and our financial viability depends upon our ability to recover costs from our customers through rates that must be approved by state public utility commissions.
     California Water Service Company, New Mexico Water Service Company, Washington Water Service Company and Hawaii Water Service Company, Inc., are regulated public utilities which provide water service to our customers. The rates that we charge our water customers are subject to the jurisdiction of the regulatory commissions in the states in which we operate. These commissions set water rates for each operating district independently because the systems are not interconnected. The commissions authorize us to charge rates which they consider to be sufficient to recover normal operating expenses, to provide funds for adding new or replacing water infrastructure, and to allow us to earn what the commissions consider to be a fair and reasonable return on invested capital.
     Our revenues and consequently our ability to meet our financial objectives are dependent upon the rates we are authorized to charge our customers by the commissions and our ability to recover our costs in these rates. Our management uses forecasts, models and estimates in order to set rates that will provide a fair and reasonable return on our invested capital. While our rates must be approved by the commissions, no assurance can be given that our forecasts, models and estimates will be correct or that the commissions will agree with our forecasts, models and estimates. If our rates are set too low, our revenues may be insufficient to cover our operating expenses, capital expenditure requirements and desired dividend levels.
     We periodically file rate increase applications with the commissions. The ensuing administrative and hearing process may be lengthy and costly. The decisions of the commissions are beyond our control and we can provide no assurances that our rate increase requests will be granted by the commissions. Even if approved, there is no guarantee that approval will be given in a timely manner or at a sufficient level to cover our expenses and provide a reasonable return on our investment. If the rate increase decisions are delayed, our earnings may be adversely affected.
Our evaluation of the probability of recovery of regulatory assets is subject to adjustment by regulatory agencies and any such adjustment could adversely affect our results of operations.
     Regulatory decisions may also impact prospective revenues and earnings, affect the timing of the recognition of revenues and expenses and may overturn past decisions used in determining our revenues and expenses. Our management continually evaluates the anticipated recovery of regulatory assets, liabilities, and revenues subject to refund and provides for allowances and/or reserves as deemed necessary. Under Financial Accounting Standard SFAS No. 71 (Accounting for the Effects of Certain Types of Regulation), we can defer certain costs if we believe we will be allowed to recover those costs by future rate increases. If a commission determined that a portion of our assets were not recoverable in customer rates, we may suffer an asset impairment which would require a write down in such asset’s valuation.
     If our assessment as to the probability of recovery through the ratemaking process is incorrect, the associated regulatory asset or liability would be adjusted to reflect the change in our assessment or any regulatory disallowances. A change in our evaluation of the probability of recovery of regulatory assets or a regulatory disallowance of all or a portion of our cost could have a material adverse effect on our financial results.
Regulatory agencies may disagree with our valuation and characterization of certain of our assets.
     If we determine that assets are no longer used or useful for utility operations, we may remove them from our rate base and subsequently sell those assets. If the commission disagrees with our characterization, we could be subjected to penalties. Furthermore, there is a risk that the commission could determine that appreciation in property value should be awarded to the ratepayers rather than our stockholders.
Changes in laws, rules and policies of regulatory agencies can significantly affect our business.
     Regulatory agencies may change their rules and policies for various reasons, including as a result of changes in the local political environment. In some states, regulators are elected by popular vote or are appointed by elected officials, and the results of elections may change the rules and policies of an agency. As a result of the political process, long-established rules and policies of an agency can change dramatically. For example, in 2001 regulation regarding recovery of increases in electrical rates changed in California. For over 20 years prior to 2001, the California Public Utilities Commission allowed recovery of electric rate increases under its operating rules. However, in 2003, the California Public Utilities Commission reinstated its policy to allow utilities to adjust their rates for rate changes by the power companies. The original decision by the commission to change its policy, as well as its subsequent decision to reinstate that policy, affected our business.
     We rely on policies and regulations promulgated by the various state commissions in order to recover capital expenditures, maintain favorable treatment on gains from the sale of real property, offset certain production and operating costs, recover the cost of debt, maintain an optimal equity structure without over-leveraging, and have financial and operational flexibility to engage in non-regulated operations. If any of the commissions with jurisdiction over us implement policies and regulations that do not allow us to accomplish some or all of the items listed above, our future operating results may be adversely affected.
     In addition, legislatures may repeal, relax or tighten existing laws, or enact new laws that impact the regulatory agencies with jurisdiction over our business or affect our business directly. If changes in existing laws or the implementation of new laws limit our ability to accomplish some or all of our business objectives, our future operating results may be adversely affected.

We expect environmental regulation to increase, resulting in higher operating costs in the future.
     Our water and wastewater services are governed by various federal and state environmental protection and health and safety laws and regulations. These provisions establish criteria for drinking water and for discharges of water, wastewater and airborne substances. The Environmental Protection Agency promulgates numerous nationally applicable standards, including maximum contaminant levels (MCLs) for drinking water. We believe we are currently in compliance with all of the MCLs promulgated to date but we can give no assurance that we will continue to comply with all water quality requirements. If we violate any federal or state regulations or laws governing health and safety, we could be subject to substantial fines or otherwise sanctioned.
     Environmental laws are complex and change frequently. They have tended to become more stringent over time. As new or stricter standards are introduced, they could increase our operating costs. For example, we have assigned a high priority to completing work necessary to comply with new Environmental Protection Agency requirements concerning security of water facilities, which actions have increased our costs. Although we would likely seek permission to recover these costs through rate increases, we can give no assurance that the commissions would approve rate increases to enable us to recover these additional compliance costs.
     We are required to test our water quality for certain chemicals and potential contaminants on a regular basis. If the test results indicate that we exceed allowable limits, we may be required either to commence treatment to remove the contaminant or to develop an alternate water source. Either of these results may be costly, and there can be no assurance that the commissions would approve rate increases to enable us to recover these additional compliance costs.
We are party to a toxic contamination lawsuit which could result in our paying damages not covered by insurance.
     In 1995, the State of California’s Department of Toxic Substances Control (DTSC) named us as a potential responsible party for cleanup of a toxic contamination plume in the Chico groundwater. The toxic spill occurred when cleaning solvents, which were discharged into the city’s sewer system by local dry cleaners, leaked into the underground water supply. The DTSC contends that our responsibility stems from our operation of wells in the surrounding vicinity that caused the contamination plume to spread. While we are cooperating with the clean up, we deny any responsibility for the contamination or the resulting cleanup.
     In December 2002, we were named along with other defendants in two lawsuits filed by DTSC for the cleanup of the plume. The suits assert that the defendants are jointly and severally liable for the estimated cleanup of $8.7 million. The parties have undertaken settlement negotiations. If the parties finalize a written settlement agreement, it must then be approved by the court. In connection with these suits, our insurance carrier has filed a separate lawsuit against us for reimbursement of past defense costs which approximate $1 million. We believe that the insurance carrier clearly has a duty to defend and is not entitled to any defense cost reimbursement. Furthermore, we believe that insurance coverage exists for this claim. Consequently, we have filed a number of pre-trial motions to dismiss the lawsuit. However, if our claim is ultimately found to be excludable under insurance policies, we may have to pay damages. We can give no assurance that we will be able to recover amounts paid for damages through rate increases.
     The number of environmental and product-related lawsuits against other water utilities have increased in frequency in recent years. If we are subject to additional environmental or product-related lawsuit, we might incur significant legal costs and it is uncertain whether we would be able to recover the legal costs from ratepayers or other third parties. In addition, if current California law regarding California Public Utilities Commission’s preemptive jurisdiction over regulated public utilities for claims about compliance with California Department of Health Services and United States Environmental Protection Agency water quality standards changes, our legal exposure may be significantly increased.
Risks Related to Our Business Operations
Demand for our water is subject to various factors and is affected by seasonal fluctuations.
     Demand for our water during the warmer, dry months is generally greater than during cooler or rainy months due primarily to additional requirements for water in connection with irrigation systems, swimming pools, cooling systems and other outside water use. Throughout the year, and particularly during typically warmer months, demand will vary with temperature and rainfall levels. If temperatures during the typically warmer months are cooler than normal, or if there is more rainfall than normal, the demand for our water may decrease and adversely affect our revenues.
     In addition, governmental restrictions on water usage during drought conditions may result in a decreased demand for our water, even if our water reserves are sufficient to serve our customers during these drought conditions. However, during the drought of the late 1980’s and early 1990’s the California Public Utilities Commission beginning in 1992 allowed us to surcharge our customers to collect lost revenues caused by customers’ conservation during the drought. Regardless of whether we may surcharge our customers during a conservation period, they may use less water even after a drought has passed because of conservation patterns developed during the drought. Furthermore, our customers may wish to use recycled water as a substitute for potable water. If rights are granted to others to serve our customers recycled water, there will likely be a decrease in demand for our water. Any decreases in demand for our water will likely adversely affect our revenues and earnings.
     Because the demand for water varies by season, our revenues may vary greatly from quarter to quarter, even though our fixed costs and expenses will not. Therefore, the results of operations for one period may not indicate results to be expected in another period.
The adequacy of our water supplies depends upon a variety of factors beyond our control. Interruption in the water supply may adversely affect our earnings.
     We depend on an adequate water supply to meet the present and future needs of our customers. Whether we have an adequate supply varies depending upon a variety of factors, many of which are partially or completely beyond our control, including:

•	the amount of rainfall;

•	the amount of water stored in reservoirs;

•	underground water supply from which well water is pumped;

•	changes in the amount of water used by our customers;

•	water quality;

•	legal limitations on water use such as rationing restrictions during a drought; and

•	population growth.
     We purchase our water supply from various governmental agencies and others. Water supply availability may be affected by weather conditions, funding and other political and environmental considerations. In addition, our ability to use surface water is subject to regulations regarding water quality and volume limitations. If new regulations are imposed or existing regulations are changed or given new interpretations, the availability of surface water may be materially reduced. A reduction in surface water could result in the need to procure more costly water from other sources, thereby increasing our water production costs and adversely affecting our operating results.
     We have entered into long-term agreements, which commit us to payments whether or not we purchase any water. Therefore, if demand is insufficient to use our required purchases we would have to pay for water we did not receive.
     From time to time, we enter into water supply contracts with third parties and our business is dependent upon such agreements in order to meet regional demand. For example, we have entered into a water supply contract with the San Francisco Public Utilities Commission which we rely upon. We can give no assurance that the San Francisco Public Utilities Commission, or any of the other parties from whom we purchase water, will renew our contracts upon expiration, or that we will not be subject to significant price increases under any such renewed contracts.
     The parties from whom we purchase water maintain significant infrastructure and systems to deliver water to us. Maintenance of these facilities is beyond our control. If these facilities are not adequately maintained or if these parties otherwise default on their obligations to supply water to us, we may not have adequate water supplies to meet our customers’ needs.
     If we are unable to access adequate water supplies we may be unable to satisfy all customer demand which could result in rationing and would have an adverse effect on our earnings and financial condition. We can make no guarantee that we will always have access to an adequate supply of water that will meet all required quality standards. Water shortages may affect us in a variety of ways. For example, shortages could:

•	adversely affect our supply mix by causing us to rely on more expensive purchased water;

•	adversely affect operating costs;

•	increase the risk of contamination to our systems due to our inability to maintain sufficient pressure; and

•	increase capital expenditures for building pipelines to connect to alternative sources of supply, new wells to replace those that are no longer in service or are otherwise inadequate to meet the needs of our customers and reservoirs and other facilities to conserve or reclaim water.
     We may or may not be able to recover increased operating and construction costs on a timely basis, or at all, for our regulated systems through the ratemaking process.

Changes in water supply costs directly affect our earnings.
     The cost to obtain water for delivery to our customers varies depending on the sources of supply, wholesale suppliers’ prices and the quantity of water produced to supply customer water usage. Our source of supply varies by operating district. Certain districts obtain all of their supply from wells, some districts purchase all of the supply from wholesale suppliers and other districts obtain the supply from a combination of well and purchased sources. A portion of the supply is from surface sources and processed through company-owned water treatment plants. On average, slightly more than half of the water we deliver to our customers is pumped from wells or received from a surface supply with the remainder purchased from wholesale suppliers. Water purchased from suppliers usually costs us more than surface supplied or well pumped water. During 2005, the cost of purchased water for delivery to customers represented 33.5% of our total operating costs and in 2004 it represented 34.9% of our total operating costs.
     Wholesale water suppliers may increase their prices for water delivered to us based on factors that affect their operating costs. Purchased water rate increases are beyond our control. In California, our ability to recover increases in the cost of purchased water is subject to decisions by the regulatory commission. If we are not allowed to recover the higher costs, our cash flows and our capital resources and liquidity can be negatively affected. Also, our profit margins may be adversely affected, unless the commissions allow us to seek reimbursement of those costs from our customers.
     Depending on the degree of heat and lack of rain, we may have to purchase higher-cost water to meet customer demand. In such circumstances, we may be unable to increase our rates in line with the cost of our purchased water. Therefore, while our revenues may increase, we may experience lower profit margins during periods of peak demand.
If our water is, or is perceived to be, contaminated we may have a disruption in our services, significant reduction in demand for our water and be subject to litigation, which could adversely affect our business, operating results and financial condition.
     Our water supplies are subject to contamination from a number of sources, including:

•	the development of naturally-occurring compounds;

•	chemicals in groundwater systems;

•	pollution resulting from man-made sources, such as MTBE;

•	sea water intrusion;

•	lack of pressure in our system; and

•	possible terrorist attacks or other similar purposeful acts.
     If our water supplies become contaminated as a result of a terrorist attack or other purposeful act, we would likely have a disruption in our services. Furthermore, even if our water has not been contaminated, if our customers believe that it may have been, there will likely be a significant reduction in demand for our water. In light of the threats to the nation’s health and security ensuing in the wake of the September 11, 2001, we have taken steps to increase security measures at our facilities and heighten employee awareness of threats to our water supply. We have also tightened our security measures regarding the delivery and handling of certain chemicals used in our business. We have and will continue to bear increased costs for security precautions to protect our facilities, operations and supplies. These costs may be significant. Despite these tightened security measures, we may not be in a position to control the outcome of terrorist events should they occur.
     If our water supply is contaminated for any reason, we may have to interrupt the use of that water supply until we are able to substitute the flow of water from an uncontaminated water source. In addition, we may incur significant costs in order to treat the contaminated source through expansion of our current treatment facilities, or development of new treatment methods. If we are unable to substitute water supply from an uncontaminated water source, or to adequately treat the contaminated water source in a cost-effective manner, there may be an adverse effect on our revenues, operating results and financial condition. The costs we incur to decontaminate a water source or an underground water system could be significant and could adversely affect our business, operating results and financial condition and may not be recoverable in rates. Although we can give no assurance, we may be able to recover certain of these costs from third parties that may be responsible, or potentially responsible, for groundwater contamination.
     We could also be held liable for consequences arising out of human exposure to hazardous substances in our water supplies or other environmental damage. For example, private plaintiffs have the right to bring personal injury or other toxic tort claims arising from the presence of hazardous substances in our drinking water supplies. Our insurance policies may not be sufficient to cover the costs of these claims.
The effects of natural disasters or pandemics may impact our ability to deliver water and increase our costs of operations.
     We operate in areas that are prone to earthquakes, fires, mudslides and other natural disasters. A significant seismic event in California, where our operations are concentrated, or other natural disaster in California could adversely impact our ability to deliver water and adversely affect our costs of operations. A major disaster could damage or destroy substantial capital assets. The California Public Utilities Commission has historically allowed utilities to establish a catastrophic event memorandum account as another possible mechanism to recover costs.
     We depend upon our skilled and trained work force to ensure water delivery. Were a pandemic to occur, we can give no assurance that we would be able to maintain sufficient manpower to ensure uninterrupted service in all of the districts that we serve.
     We operate a dam. If the dam were to fail for any reason, we would lose a water supply and flooding likely would occur. Whether or not we were responsible for the dam’s failure, we could be sued. We can give no assurance that we would be able to successfully defend such a suit.
We depend upon an adequate supply of electricity and certain chemicals for the delivery of our water. An interruption in the supply of these inputs or increases in their prices could adversely affect our results of operations.
     We rely on purchased electrical power in order to operate the wells and pumps which are needed to supply water to our customers. We have back-up power generators to operate a number of our wells and pumps in emergencies, but an extended interruption in power supply could impact our ability to continue to supply water. In the past, California has been subjected to rolling power blackouts due to insufficient power supplies. We can give no assurance that we will not be subject to power blackouts in the future. In addition, we require sufficient supplies of certain chemicals in order to treat the water which we supply. There are multiple suppliers of these chemicals, but if we were to suffer an interruption of supply we might not be able to adequately treat our water.
     Purchased power expense represents electricity purchased to operate the wells and pumps. Purchased power is a significant operating expense. During 2005, purchased power expense represented 7.9% of our total operating costs and in 2004 it represented 8.5% of our total operating costs. These costs, which are beyond our control, can and do increase unpredictably. These costs can also increase in substantial amounts, as occurred in California during 2001 when rates we paid for electricity increased 48%. Cash flows between general rate case filings and our earnings maybe adversely affected unless and until the commission authorizes a rate change. We are allowed to track the expense differences caused by the rate change and request future recovery which is subject to an earnings test.
Our operations are geographically concentrated in California and this lack of diversification may negatively impact our operations.
     Although we own facilities in a number of states, over 95% of operations are located in California. As a result, we are largely subject to weather, political, water supply, labor, utility cost, regulatory and economic risks affecting California.
     We are also affected by the real property market in California. In order to grow our business, we may need to acquire additional real estate or rights to use real property owned by third parties, the cost of which tends to be higher in California relative to other states. The value of our assets in California may decline if there is a decline in the California real estate market which results in a significant decrease in real property values.
We retain certain risks not covered by our insurance policies.
     We evaluate our risks and insurance coverage annually. Our evaluation considers the costs, risks and benefits of retaining versus insuring various risks as well as the availability of certain types of insurance coverage. In addition, portions of our business are difficult or impracticable to insure. Furthermore, we are also affected by increases in prices for insurance coverage; in particular, we have been, and will continue to be, affected by rising health insurance costs. Retained risks are associated with deductible limits, partial self-insurance programs and insurance policy coverage ceilings. If we suffer an uninsured loss, we may be unable to pass all, or any portion, of the loss on to customers because our rates are regulated by regulatory commissions. Consequently, uninsured losses may negatively affect our financial condition, liquidity and results of operations. There can be no assurance that we will not face uninsured losses pertaining to the risks we have retained.
We rely on our information technology and a number of complex business systems that could malfunction and result in negative impacts on our profitability and cash flow.
     Our business is dependent on several complex business systems, certain of which are owned by third parties. The business systems must function reliably in order for us to operate effectively. Among other things, system malfunctions and security breaches could prevent us from operating or monitoring our facilities, billing accurately and timely analyzing financial results. Our profitability and cash flow could be affected negatively in the event these systems do not operate effectively or are circumvented.

Our ability to generate new operating contracts is affected by local politics.
     Our revenue growth depends upon our ability to generate new as well as to renew operating contracts with cities, other agencies and municipal utility districts. Because we are selling our services in a political environment, we are subject to changing trends and municipal preferences. Recent terrorist acts have affected some political viewpoints relative to outsourcing of water or wastewater utility services. Municipalities own and municipal employees operate the majority of water and wastewater systems. A significant portion of our marketing and sales efforts is spent demonstrating the benefits of contract operations to elected officials and municipal authorities. The existing political environment means that decisions are based on many factors, not just economic factors.
     In July 2003, we negotiated an operating agreement with the City of Commerce to lease and operate its water system. At this time, the lease has not been formally executed by the parties. Both parties are in agreement with substantially all terms and are operating as if the agreement was executed. However, if for example, new politicians are elected in the City of Commerce, the newly elected politicians may no longer comply with the terms of the unexecuted agreement. Because the agreement was never formally executed, a court may limit its enforceability.
Our operating cost and costs of providing services may rise faster than our revenues.
     Our ability to increase rates over time is dependent upon approval of such rate increases by state commissions, which may be inclined, for political or other reasons, to limit rate increases. However, our costs are subject to market conditions and other factors, which may increase significantly. The second largest component of our operating costs after water production is made up of salaries and wages. These costs are affected by the local supply and demand for qualified labor. Other large components of our costs are general insurance, workers compensation insurance, employee benefits and health insurance costs. These costs may increase disproportionately to rate increases authorized by state commissions and may have a material adverse effect on our future results of operations.
We have a number of large-volume commercial and industrial customers and a significant decrease in consumption by one or more of these customers could have an adverse effect on our operating results and cash flows.
     Our revenues will decrease, and such decrease may be material, if a significant business or industrial customer terminates or materially reduces its use of our water. Approximately $71,203 million, or 22% of our 2005 water utility revenues was derived from business and industrial customers. If any of our large business or industrial customers reduces or ceases its consumption of our water, we may seek commission approval to increase the rates of our remaining customers to offset decreased revenues. There can be no assurance, however, that the commission would approve such a rate relief request, and even if it did approve such a request, it would not apply retroactively to the date of the reduction in consumption. The delay between such date and the effective date of the rate relief may be significant and could adversely affect our operating results and cash flows.

Our non-regulated business operates in a competitive market.
     While a majority of our business is regulated, our non-regulated business participates in a competitive market. We compete with several larger companies whose size, financial resources, customer base and technical expertise may restrict our ability to compete successfully for certain operations and maintenance contracts. Due to the nature of our contract operations business, and to the very competitive nature of the market, we must accurately estimate the cost and profitability of each project while, at the same time, maintaining prices at a level low enough to compete with other companies. Our inability to achieve this balance could adversely impact our results of operations.
Municipalities, water districts and other public agencies may condemn our property by eminent domain action.
     State statutes allow municipalities, water districts and other public agencies to own and operate water systems. These agencies are empowered to condemn properties already operated by privately owned public utilities. However, whenever a public agency constructs facilities to extend a utility system into the service area of a privately owned public utility, such an act constitutes the taking of property and requires reimbursement to the utility for its loss. If a public agency were to acquire our utility property by eminent domain action, we would be entitled to just compensation for our loss but we would no longer have access to the condemned property nor would we be entitled to any portion of revenue generated from the use of such asset going forward.
Wastewater operations entail significant risks.
     While wastewater collection and treatment is not presently a major component of our revenues, wastewater collection and treatment involve many risks associated with damage to the surrounding environment. If collection or treatment systems fail or do not operate properly, untreated or partially treated wastewater could discharge onto property or into nearby streams and rivers, causing property damage or injury to aquatic life, or even human life. Liabilities resulting from such damage could materially and adversely affect our results of operations and financial condition.
Risks Related to our Corporate Structure
Our business requires significant capital expenditures that are dependent on our ability to secure appropriate funding. If we are unable to obtain sufficient capital or if the rates at which we borrow increase, there would be a negative impact on our results of operations.
     The water utility business is capital-intensive. We invest significant funds to add or replace property, plant and equipment. In addition, water shortages may adversely affect us by causing us to rely on more purchased water. This could cause increases in capital expenditures needed to build pipelines to secure alternative water sources. In addition, we require capital to grow our business through acquisitions. We fund our capital requirements from cash received from operations and funds received from developers. We seek to meet our long-term capital needs by raising equity through common or preferred stock issues or issuing debt obligations. We also borrow funds from banks under short-term bank lending arrangements. We can give no assurance that these sources will continue to be adequate or that the cost of funds will remain at levels permitting us to earn a reasonable rate of return. In the event we are unable to obtain sufficient capital, our expansion efforts could be curtailed, which may affect our growth and may affect our future results of operations.
     Our ability to access the capital markets is effected by the ratings of certain of our debt securities. Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Services issue ratings on California Water Service Company’s ability to repay certain debt obligations. The credit rating agencies could downgrade our credit rating based on reviews of our financial performance and projections or upon the occurrence of other events that could impact our business outlook. In 2002, Moody’s and Standard & Poor’s did lower the ratings on California Water Service Company’s first mortgage bonds. In 2003, Moody’s placed its rating on California Water Service Company’s first mortgage bonds on review for possible downgrade. In February 2004, Moody’s issued a report lowering California Water Service Company’s senior secured debt from A1 to A2 and noted the rating as stable. In November 2003, Standard & Poor’s issued a report keeping its rating of A+, but changed its outlook from stable to negative. Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Services cited concerns about the lack of timely rate relief from the California Public Utilities Commission and the projected capital expenditure requirements for water infrastructure and environmental compliance needs. Moody’s also issued a report about the water industry, citing the difficulties small operators face in financing needed capital expenditures and delays in commission rulings as two main concerns. Lower ratings by the agencies could restrict our ability to access equity and debt capital. We can give no assurance that the rating agencies will maintain ratings which allow us to borrow under advantageous conditions and at reasonable interest rates. A future downgrade by the agencies could also increase our cost of capital by causing potential investors to require a higher interest rate due to a perceived risk related to our ability to repay outstanding debt obligations.
     While the majority of our debt is long term at fixed rates, we do have interest rate exposure in our short-term borrowings which have variable interest rates. We are also subject to interest rate risks on new financings. However, if interest rates were to increase on a long-term basis, our management believes that customer rates would increase accordingly, subject to approval by the appropriate commission. We can give no assurance that the commission will approve such an increase in customer rates.
     We are obligated to comply with specified debt covenants under certain of our loan and debt agreements. Failure to maintain compliance with these covenants could limit future borrowing, and we could face increased borrowing costs, litigation, acceleration of maturity schedules and cross default issues. Such actions by our creditors could have a material adverse effect on our results of operations.
We are a holding company that depends on cash flow from our subsidiaries to meet our obligations and to pay dividends on our preferred stock and common stock.
     As a holding company, we conduct substantially all of our operations through our subsidiaries and our only significant assets are investments in those subsidiaries. More than 95% of our revenues are derived from the operations of California Water Service Company. As a result, we are dependent on cash flow from our subsidiaries, and California Water Service Company in particular, to meet our obligations and to pay dividends on our common stock.
     We can make dividend payments only from our surplus (the excess, if any, of our net assets over total paid-in capital) or if there is no surplus, the net profits for the current fiscal year or the fiscal year before which the dividend is declared. In addition, we can pay cash dividends only if after paying those dividends we would be able to pay our liabilities as they become due. Owners of our capital stock cannot force us to pay dividends and dividends will only be paid if and when declared by our board of directors. Our board of directors can elect at any time, and for an indefinite duration, not to declare dividends on our capital stock.
     Our subsidiaries are separate and distinct legal entities and generally have no obligation to pay any amounts due on California Water Service Group’s debt or to provide California Water Service Group with funds for dividends. Moreover, our subsidiaries are obligated to give first priority to their own capital requirements and to maintain a capital structure consistent with that determined to be reasonable by the relevant commissions in their most recent decisions on capital structure in order that ratepayers not be adversely affected by the holding company structure. Furthermore, our right to receive cash or other assets upon the liquidation or reorganization of a subsidiary is generally subject to the prior claims of creditors of that subsidiary. If we are unable to obtain funds from our subsidiaries in a timely manner we may be unable to meet our obligations or pay dividends.
Provisions in our rights agreement might prevent or delay a change of control.
     In January 1998, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock pursuant to a rights agreement between us and Bank of America, N.A., successor to Bank Boston, N.A., as rights agent, dated as of February 12, 1998. The rights agreement could make it more difficult to proceed with and tend to discourage a merger, tender offer, exchange offer or proxy contest.
Work stoppages and other labor relations matters could adversely affect our operating results.
     At December 31, 2005, approximately 560 of our 844 total employees were union employees. In December 2005 and January 2006, we negotiated two-year agreements with the employee unions and in October 2006, we plan to negotiate wages for 2007.
     We believe our labor relations are good, but in light of rising costs for healthcare and pensions, contract negotiations in the future may be difficult. We are subject to a risk of work stoppages and other labor relations matters as we negotiate with the unions to address these issues, which could affect our results of operations and financial condition. We can give no assurance that issues with our labor forces will be resolved favorably to us in the future or that we will not experience work stoppages.
Other Risks
An important element of our growth strategy is the acquisition of water and wastewater systems, including pursuant to operating agreements. Risks associated with potential acquisitions, divestitures or restructurings may adversely affect us.
     We may seek to acquire or invest in other companies, technologies, services or products that complement our business. The execution of our growth strategy may expose us to different risks than those associated with our utility operations. We can give no assurance that we will succeed in finding attractive acquisition candidates or investments, or that we would be able to reach mutually agreeable terms with such parties. In addition, as consolidation becomes more prevalent in the water and wastewater industries, the prices for suitable acquisition candidates may increase to unacceptable levels and limit our ability to grow through acquisitions. If we are unable to find acquisition candidates or investments, our ability to grow may be limited.
     Acquisition and investment transactions may result in the issuance of our equity securities that could be dilutive if the acquisition or business opportunity does not develop in accordance with our business plan. They may also result in significant write-offs and an increase in our debt. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.
     Any of these transactions could involve numerous additional risks. For example, we may experience one or more of the following:

•	problems integrating the acquired operations, personnel, technologies or products with our existing businesses and products;

•	diversion of management time and attention from our core business to the acquired business;

•	failure to retain key technical, management, sales and other personnel of the acquired business;

•	difficulty in retaining relationships with suppliers and customers of the acquired business; and

•	difficulty in getting required regulatory approvals.
     In addition, the businesses and other assets we acquire may not achieve the sales and profitability expected. The occurrence of one or more of these events may have a material adverse effect on our business. There can be no assurance that we will be successful in overcoming these or any other significant risks encountered.
We may not be able to increase or sustain our recent growth rate, and we may not be able to manage our future growth effectively.
     We may be unable to continue to expand our business or manage future growth. To successfully manage our growth and handle the responsibilities of being a public company, we believe we must effectively:

•	hire, train, integrate and manage additional qualified engineers for research and development activities, sales and marketing personnel, and financial and information technology personnel;

•	retain key management and augment our management team;

•	implement and improve additional and existing administrative, financial and operations systems, procedures and controls;

•	expand and upgrade our technological capabilities; and

•	manage multiple relationships with our customers, regulators, suppliers and other third parties.
     If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, satisfy customer requirements, execute our business plan or respond to competitive pressures.

Demand for our stock may fluctuate due to circumstances beyond our control.
     We believe that stockholders invest in public utility stocks, in part, because they seek reliable dividend payments. If there is an over-supply of stock of public utilities in the market relative to demand by such investors, the trading price of our securities could decrease. Additionally, if interest rates rise above the dividend yield offered by our equity securities, demand for our stock, and consequently its market price, may also decrease.
We depend significantly on the services of the members of our management team, and the departure of any of those persons could cause our operating results to suffer.
     Our success depends significantly on the continued individual and collective contributions of our management team. The loss of the services of any member of our management team could have a material adverse effect on our business as our management team have knowledge of our industry and customers and would be difficult to replace.
The accuracy of our judgments and estimates about financial and accounting matters will impact our operating results and financial condition.
     We make certain estimates and judgments in preparing our financial statements regarding, among others:

•	the useful life of intangible rights;

•	the number of years to depreciate certain assets;

•	amounts to set aside for uncollectible accounts receivable, inventory obsolesces and uninsured losses;

•	our legal exposure and the appropriate accrual for claims, including medical claims and workers’ compensation claims;

•	future costs for pensions and other post-retirement benefits; and

•	possible tax allowances.
     The quality and accuracy of those estimates and judgments will have an impact on our operating results and financial condition.
     In addition, we must estimate unbilled revenues and costs as of the end of each accounting period. If our estimates are not accurate, we will be required to make an adjustment in a future period. Accounting rules permit us to use expense balancing accounts and memorandum accounts that include input cost changes to us that are different from amounts incorporated into the rates approved by the commissions. These accounts result in expenses and revenues being recognized in periods other than in which they occurred.
Our controls and procedures may fail or be circumvented.
     Management regularly reviews and updates our internal control over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls and procedures, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could result in lack of compliance with contractual agreements, misstatements in our financial statements in amounts that could be material or could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and may negatively affect our ability raise future capital.
     Further, if we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from the New York Stock Exchange and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

FORWARD-LOOKING STATEMENTS
     This prospectus, any prospectus supplement, and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. The forward-looking statements are intended to qualify for the “safe harbor” treatment established by the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995.
     Forward-looking statements in this prospectus, any prospectus supplement and in the documents we incorporate by reference are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like “expects,” “intends,” “plans,” “believes,” “may,” “estimates,” “assumes,” “anticipates,” “projects,” “predicts,” “forecasts,” “should,” “seeks,” or variations of these words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement.
     Factors which may cause actual results to be different than expected or anticipated include, but are not limited to:

•	governmental and regulatory commissions’ decisions, including decisions on proper disposition of property;

•	changes in regulatory commissions’ policies and procedures;

•	the timeliness of regulatory commissions’ actions concerning rate relief;

•	new legislation;

•	changes in accounting valuations and estimates;

•	the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls;

•	electric power interruptions;

•	increases in suppliers’ prices and the availability of supplies including water and power;

•	fluctuations in interest rates;

•	changes in environmental compliance and water quality requirements;

•	acquisitions and the ability to successfully integrate acquired companies;

•	the ability to successfully implement business plans;

•	changes in customer water use patterns;

•	the impact of weather on water sales and operating results;

•	changes in the capital markets and access to sufficient capital on satisfactory terms;

•	civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type;

•	the involvement of the United States in war or other hostilities;

•	our ability to attract and retain qualified employees;

•	labor relations matters as we negotiate with the unions;

•	restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt, or pay dividends; and

•	the risks set forth in “Risk Factors” included elsewhere in this prospectus, prospectus supplement and in the documents we incorporate by reference.
     In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or as of the date of any prospectus supplement or document incorporated by reference in this prospectus, as applicable. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to add the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes. We use general funds to, among other things, invest in our subsidiaries, increase our working capital, make capital expenditures, repay our short-term borrowings, refinance existing long-term debt, make acquisitions and take advantage of other business opportunities.
RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
     The following table sets forth our consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods shown. For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

	Three Month	Six Month
	Period	Period
	Ended	Ended
			Year Ended December 31,

	June 30, 2006		2005	2004	2003	2002	2001

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.81	2.05	3.46	3.24	2.53	2.62	2.38

DESCRIPTION OF PREFERRED STOCK
     The following is a summary of the terms of the shares of our preferred stock. Our certificate of incorporation, amended by-laws and the certificate of designations related to our Series D preferred stock contain the full terms of our preferred stock. You should read these documents carefully to fully understand the terms of the shares of our preferred stock.
Shares Authorized and Shares Outstanding
     As of the date of this prospectus, we had 380,000 shares of authorized preferred stock, of which 139,000 shares designated as 4.4% Series C Preferred Stock, $25 par value, were issued and outstanding. The remaining 241,000 shares of our preferred stock are not issued and outstanding as of the date of this prospectus. However, 221,000 shares have been designated for possible issuance as Series D Participating Preferred Stock, as explained below (see “Series D Participating Preferred Stock”).
     Pursuant to our certificate of incorporation, we may issue the undesignated shares of our preferred stock from time to time in up to eight series without stockholder approval. Subject to limitations prescribed by Delaware law and our certificate of incorporation and amended by-laws, our board of directors can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions concerning voting, redemption, dividends, dissolution, the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board. Under Delaware law, any determination that would have the effect of altering or changing the powers, preferences or special rights of holders of shares of our Series C Preferred Stock may be adopted only with the approval of holders of a majority of the outstanding Series C stock. The preferred stock that may be offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.
     If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for that offering and will file a copy of the document establishing the terms of the preferred stock with the SEC and the Delaware Secretary of State. Among other things, the description will include:

•	the title, series designation and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

•	whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated);

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

•	any transfer agent for the preferred stock.
     Unless we specify otherwise in the applicable prospectus supplement, any future issuance of preferred stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, will rank as follows:

•	senior to all classes or series of our common stock, and senior to all equity securities issued by us the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights; and

•	on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights.
     As used for these purposes, the term “equity securities” does not include convertible debt securities.
Global Securities
     If we decide to issue preferred stock in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered to the depositary for credit to the accounts of the holders of beneficial interests in the global preferred stock. The prospectus supplement will describe the specific terms of the depositary arrangement for preferred stock of a series that is issued in global form. We, any payment agent and the security registrar will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global preferred stock or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.
Series C Preferred Stock
     Cumulative dividends on our outstanding Series C Preferred Stock are payable quarterly, at a rate of but not exceeding 4.4% per annum of the par value, before any dividends can be paid on our common stock. Dividends on the Series C Preferred Stock are cumulative from the date of issuance. During 2005, we paid dividends on our Series C Preferred Stock totaling $153,000 and through the second quarter of 2006, we paid dividends on our Series C Preferred Stock totaling $76,450.

     Each share of Series C Preferred Stock is entitled to 16 votes and is voted along with the common shares, with the right to cumulate votes at any election of directors (see “Description of Common Stock” elsewhere in this prospectus). The Series C Preferred Stock is nonassessable and has no conversion rights. At our option, these shares may be wholly or partly redeemed at a redemption price of $26.75 per share together with accrued dividends.
     Upon our voluntary dissolution or liquidation, holders of our Series C Preferred Stock will be entitled to receive a liquidation amount of $26.75 per share together with accrued dividends. Upon our involuntary dissolution or liquidation, the holders of our Series C Preferred Stock will be entitled to receive the par value of $25.00 per share together with accrued dividends. After these payments to the holders of our Series C Preferred Stock and after any payments to holders of any other series of our preferred stock which we may issue in the future, we will distribute our remaining net assets to holders of our common shares. The number of shares of our Series C Preferred Stock may be increased or decreased by our board.
Series D Participating Preferred Stock
     On August 18, 1999, our board adopted a resolution designating 221,000 shares of our preferred stock as Series D Preferred Stock, par value $0.01 per share. The number of shares may be increased or decreased by our board of directors prior to the issuance of any shares of this series.
     We have not yet issued any Series D Preferred Stock. The right to purchase one one-hundredth of a share of Series D Preferred Stock was declared as a dividend for each outstanding share of common stock on January 28, 1998. Pursuant to a Stockholder Rights Plan, the right to purchase the Series D Preferred Stock will only be exercisable upon the occurrence of certain events. Until the rights are exercisable, each common share outstanding on and after January 28, 1998 includes one right, which is evidenced solely by the common stock certificate. The rights expire on February 11, 2008. For a description of the rights and the rights agreement, see “Rights Agreement” elsewhere in this prospectus.
     Subject to the rights and the holders of any shares of any series of our preferred stock (or any similar stock) ranking prior and senior to our Series D Preferred Stock with respect to dividends, the holders of shares of our Series D Preferred Stock, in preference to the holders of our common stock and of any other junior stock, will be entitled to receive, as and when declared by our board, dividends payable in cash on the same date as dividends on our Series C Preferred Stock. Each share of our Series D Preferred Stock will receive cumulative dividends (subject to certain adjustments) equal to 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in our common stock or a subdivision of our common stock (by reclassification or otherwise), declared on our common stock. We will be required to pay any of these dividends that are accrued and unpaid, without interest, before we may pay any dividends on our common shares.
     If we declare or pay any dividend on our common stock payable in common stock, or we split, combine or consolidate our outstanding common stock (by means other than by payment of a dividend in common stock) into a greater or lesser number of shares, then the amount to which Series D Preferred stockholders were entitled immediately prior to that event will be adjusted. The adjustment would be determined by multiplying the amount to which the Series D Preferred Stockholders immediately prior to that event are entitled by a fraction, of which the numerator is the number of common shares outstanding after the event and the denominator is the number of common shares outstanding prior to the event. We will then declare a dividend or distribution on the Series D Preferred Stock immediately after we declare the dividend or distribution on the common stock (other than a dividend payable in common stock).
     Our Series D Preferred Stock entitles holders to 100 votes on all matters submitted to a stockholder vote, and the Series D Preferred Stock stockholders vote together as a class with the common stockholders. If we declare or pay any dividend on our common stock payable in common stock, or we split, combine or consolidate outstanding common stock (by means other than by payment of a dividend in common stock) into a greater or lesser number of shares, then the number of votes per share that the Series D Preferred stockholders are entitled to will be adjusted by multiplying the number of votes per share that the Series D Preferred stockholders are entitled to immediately prior to the event by a fraction, of which the numerator is the number of common shares outstanding after the event and the denominator is the number of common shares outstanding prior to the event.
     If we liquidate, dissolve or wind up, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock until the holders of shares of Series D Preferred Stock have received a minimum of $100.00 per share, plus all accrued and unpaid dividends and distributions on the Series D Preferred Stock. In any event, the holders of Series D Preferred Stock will be entitled to receive an amount per share (subject to adjustment as discussed below) equal to 100 times the amount to be distributed per share to holders of common stock. Distributions to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock will be made on a pro rata basis with the Series D Preferred Stock.
     If we declare or pay any dividend on our common stock payable in common stock, or we subdivide, combine or consolidate our common stock (by reclassification or otherwise than by payment of a dividend in common stock) into a greater or lesser number of shares, then the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to any of those events upon liquidation, dissolution or winding up will be adjusted so that the ratio of liquidation preference due per share of Series D Preferred Stock will be the same both before and after the event and that these payments will be made prior to any payments to securities which rank junior to the Series D Preferred Stock.
     If we enter into any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other stock or securities, cash and/or any other property, each share of our Series D Preferred Stock will have a right to receive 100 times the aggregate consideration to which each common share is entitled.
     Adjustments will be made to the consideration that our holders of Series D Preferred Stock are entitled to receive in the event we declare or pay any dividend on the common stock payable in our common stock, or subdivide, combine or consolidate our common stock (by reclassification or otherwise than by payment of a dividend in our common stock into a greater or lesser number) so as to prevent dilution.

     Some or all of the Series D Preferred Stock may be redeemed at our option on any dividend payment date at a redemption price per share equal to 100 times the fair market value of a common share on that date, together with all accrued and unpaid dividends on the Series D Preferred Stock.
     The Series D Preferred Stock ranks on a parity with the Series C Preferred Stock with respect to dividends, and junior to all other series of preferred stock with respect to the distribution of assets.
     Our certificate of incorporation may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting together as a single class, in addition to any other vote of stockholders required by law.

DESCRIPTION OF COMMON STOCK
     Our certificate of incorporation authorizes the issuance of up to 25,000,000 common shares, par value $0.01 per share. There were 18,406,963 shares of our common stock issued and outstanding as of July 31, 2006.
     As of July 31, 2006, we have issued:

•	options covering 90,500 shares of common stock which remain unexercised;

•	9,467 shares of restricted common stock; and

•	stock appreciation rights covering 40,000 shares of common stock.
     There were approximately 3,029 stockholders of record of our common stock at July 27, 2006. Our common stock is listed on the New York Stock Exchange under the symbol “CWT.” We intend to apply to the New York Stock Exchange to list any common stock issued under this prospectus and any supplement.
     Holders of our common stock are entitled to vote at all elections of directors and to vote or consent on all stockholder questions at the rate of one vote for each share. The holders of the Series C Preferred Stock vote, at a rate of 16 votes per share, along with holders of the common stock. Stockholders may vote cumulatively in the election of directors. Under cumulative voting, every stockholder entitled to vote may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held. Alternatively, the stockholder may distribute these votes on the same principle among as many candidates as the stockholder desires. Because each share of our Series C Preferred Stock is entitled to 16 votes, Series C Preferred stockholders may cumulate 16 votes for each share owned times the number of directors to be elected.
     Subject to the rights, privileges, preferences, restrictions and conditions attaching to any other class or series of our securities, holders of our common stock have the right to receive any dividends we declare and pay on our common stock. They also have the right to receive our remaining assets and funds upon liquidation, dissolution or winding-up, if any, after we pay to the holders of the Series C Preferred Stock and the holders of any other series of our preferred stock the amounts they are entitled to, and after we pay all our debts and liabilities.
     Our common stock is subject and subordinate to any rights and preferences granted under our certificate of incorporation and any rights and preferences which may be granted to any series of preferred stock by our board pursuant to the authority conferred upon our board under the certificate of incorporation.
     After all cumulative dividends are declared and paid or set apart on our Series C Preferred Stock and on any other series of our preferred stock which may be outstanding, the board may declare any additional dividends on our common stock out of our surplus (the excess, if any, of our net assets over total paid-in capital) or if there is no surplus, the net profits for the current fiscal year or the fiscal year before which the dividend is declared. Our board may only declare cash dividends if after paying those dividends we would be able to pay our liabilities as they become due.
     The common stock issued by this prospectus and any related prospectus supplement will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights. Except for any conversion rights that may be granted to any shares of our preferred stock, no holders of any of our capital stock are entitled to purchase or otherwise participate in any of our new or additional equity offerings.
     American Stock Transfer and Trust Company is the transfer agent, registrar and dividend paying agent for our common stock. Its phone number is (800) 937-5449.
RIGHTS AGREEMENT
     In January 1998, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of the Series D Preferred Stock at a purchase price of $120.00 per one one-hundredth of a preferred share, subject to certain adjustments. The description and terms of the rights are set forth in a Rights Agreement between us and Bank of America, N.A., successor to Bank Boston, N.A., as rights agent, dated as of February 12, 1998 which is on file with the SEC. You should carefully read the Rights Agreement to understand its terms and conditions.
     Our common stock certificates contain a notation incorporating the Rights Agreement by reference and the rights are transferred with, and only with, our common stock. The rights will separate from the common stock and a “Distribution Date” will occur upon the earlier of:

•	the tenth day after the first public announcement that a third party has acquired 15% or more of our common stock;

•	the tenth business day (or a later date determined by action of our board) after the commencement by a third party of a tender or exchange offer for 15% or more of our common stock;

•	the tenth business day (or a later date determined by action of our board) after the announcement by a third party of its intention to commence a tender or exchange offer for 15% or more of our common stock; or

•	the tenth day after our board determines, pursuant to specified criteria set forth in the Rights Agreement, that a third party who has already acquired 10% or more of our common stock intends to coerce us into taking an adverse action or such party’s ownership is likely to cause a material adverse impact on our business or prospects.
     To our knowledge, we presently have no 15% holders of our common stock.
     As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and these separate rights certificates alone will evidence the rights.
     The rights are not exercisable until the Distribution Date. The rights will expire on February 11, 2008, unless earlier redeemed or exchanged by us in each case as described below. Until a right is exercised, the holder will have no rights as a stockholder with respect to shares issuable upon exercise of such purchase rights, including, without limitation, the right to vote or to receive dividends.

     The purchase price payable and the number of shares of Series D Preferred Stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution from certain events, including the following:

•	a stock dividend of Series D Preferred Stock issued on, or a subdivision, combination or reclassification of the Series D Preferred Stock;

•	the grant to holders of the Series D Preferred Stock of certain rights or warrants to subscribe for Series D Preferred Stock or convertible securities at less than the current market price of the Series D Preferred Stock; or

•	the distribution to holders of the Series D Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in Series D Preferred Stock) or of subscription rights or warrants (other than those referred to above).
     The number of outstanding rights associated with each share of our common stock is also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or any subdivisions, consolidations or combinations of the common stock if any of these events occur prior to the Distribution Date.
     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional preferred or common stock will be issued (other than fractions of Series D Preferred Stock which are integral multiples of one one-hundredth of a share of Series D Preferred Stock, which may, at our election, be evidenced by depositary receipts). Instead, a payment in cash will be made.
     If any person or group becomes an “Acquiring Person” in accordance with the terms of the Rights Agreement, then a “Trigger Event” shall be deemed to have occurred. Thereafter, each holder of a right, other than the Acquiring Person (whose rights will thereafter be void), will have the right to receive upon exercise at its then current exercise price that number of shares of our common stock having a market value of two times the purchase price of the right. In the event there are insufficient shares of common stock authorized, we will provide substitute consideration such as cash, property or other securities.
     If, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a right (other than an Acquiring Person, whose rights will become void) will thereafter have the right to receive, upon the exercise of the right at its then current exercise price, that number of shares of common stock of the Acquiring Person having a market value of two times the exercise price of the right.
     At any time before February 11, 2008 or until ten days following a Trigger Event, we may redeem the rights in whole, but not in part, at a price of $0.001 per right. Immediately upon the action of our board of directors ordering redemption of the rights, the option to exercise the rights will terminate and the holders of rights will only be entitled to receive the redemption price.
     After the rights are triggered, our board may exchange some or all of the rights for our common or preferred stock at a one-for-one exchange ratio. The board will not exchange the rights after any Acquiring Person becomes the beneficial owner of 50% or more of our outstanding common stock.
     As long as the rights are redeemable, we may amend the rights in any manner. After the rights are no longer redeemable, we may amend the rights in any manner that does not adversely affect the interests of holders of the rights.
     The Rights Agreement between us and the rights agent sets forth the terms of the rights and includes the form of rights certificate. The Rights Agreement is hereby incorporated into the registration statement of which this prospectus is a part and the foregoing description of the rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement.
ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF
INCORPORATION, AMENDED BYLAWS AND DELAWARE LAW
     Our amended by-laws contain provisions requiring advance written notice of director nominations or other proposals by stockholders and requiring directors to be free of certain affiliations with certain of our competitors. Also, we have adopted severance arrangements with our executive officers as part of their compensation packages. Furthermore, under our certificate of incorporation, stockholders may not act by written consent, and all stockholder action must be taken at a properly called and noticed meeting of stockholders.
     We are subject to Section 203 of the Delaware General Corporation Law, which provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an “interested stockholder” for a period of three years from the date such person became an interested stockholder unless:

•	the transaction resulting in the acquiring person becoming an interested stockholder, or resulting in the business combination, is approved by our board of directors before the person becomes an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after the date the person becomes an interested stockholder, the business combination is approved by our board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.
     An “interested stockholder” is defined as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three year period immediately prior to the date on which it sought to be determined whether such person is an interested stockholder.

PLAN OF DISTRIBUTION
     We may sell the securities through one or more of the following ways:

•	directly to purchasers;

•	to or through one or more underwriters or dealers;

•	through agents; or

•	through a combination of any such methods of sale.
     A prospectus supplement with respect to a particular issuance of securities will set forth the terms of the offering of those securities, including the following:

•	name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the estimate amount we will receive;

•	underwriting discounts and commissions; and

•	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     If we use underwriters in the sale, the underwriters will acquire the securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the securities to the public. In connection with the sale of securities, we may compensate the underwriters in the form of underwriting discounts and commissions. The purchasers of the securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased.
     If we use dealers in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of securities, and set forth any commissions or discounts we grant to the dealer.
     If we use agents in the sales of the securities, the agents may solicit offers to purchase the securities from time to time. Any of these agents, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent set forth, in the applicable prospectus supplement. Any agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

     We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of those sales would be described in the prospectus supplement.
     If the prospectus supplement so indicates, we will authorize agents, underwriters and dealers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.
     Agents, dealers and underwriters may be entitled under agreements with us to indemnification against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries for customary compensation.
     If indicated in the applicable prospectus supplement, one or more firms may offer and sell securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement. We may be obligated to indemnify the remarketing firm against some liabilities, including liabilities under the Securities Act, and the remarketing firm may engage in transactions with or perform services for us or our subsidiaries for customary compensation.
     Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.
     The prospectus supplement relating to each offering will set forth the anticipated date of delivery of the securities.
LEGAL MATTERS
     Gibson, Dunn & Crutcher LLP, San Francisco, California will issue a legal opinion for us with respect to the validity of the securities.
EXPERTS
     California Water Service Group’s consolidated financial statements as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005,

and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-3 with respect to the securities to be offered by this prospectus and any prospectus supplement. This prospectus omits certain of the information contained in the registration statement and its exhibits. For further information about us and the securities to be sold, please refer to the registration statement and prospectus supplement. When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.
     The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. You should read the information incorporated by reference because it is an important part of this prospectus.

     We incorporate by reference the documents listed below:

Form	Period

Annual report on Form 10-K	Fiscal year ended December 31, 2005, filed on March 13, 2006.
Quarterly reports on Form 10-Q	Quarter ended March 31, 2006, filed on May 10, 2006; and quarter ended June 30, 2006 filed on August 9, 2006.
Definitive Proxy Statement on Form 14A	The following sections of our 2006 Proxy Statement, filed on March 24, 2006:
• Board Structure;
• Director Compensation Arrangements;
• Proposal No. 1— Election of Directors;
• Stock Ownership of Management and Certain Beneficial Owners;
• Executive Compensation;
• Relationship with the Independent Registered Public Accounting Firm; and
• Other Matters— Code of Ethics.
Current Reports on Form 8-K and 8-K/ A	Filed on February 23, 2006, March 10, 2006, and March 30, 2006.
Form 8-A	Description of our common stock, filed March 18, 1994 (under the name California Water Service Company) and any future amendment or report filed for the purpose of updating that description.
The description of our Preferred Stock Purchase Rights, filed February 13, 1998 and any future amendment or report filed for the purpose of updating that description.
     All documents we file with the Commission after the date of this prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and before we file a post-effective amendment which reports that all securities offered in this prospectus have been sold, or to deregister all unsold securities, are also incorporated by reference and will be part of this prospectus from the dates we file each of those documents.
     The registration statement, including exhibits thereto, and the documents incorporated by reference in this prospectus, may be inspected at the Public Reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement and other information filed with the Commission are available at the web site maintained by the Commission on the world wide web at http://www.sec.gov.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

California Water Service Group
1720 North First Street
San Jose, CA 95112-4598
Attn: Investor Relations
Phone: (408) 367-8200
     We maintain a website on the World Wide Web at http://www.calwatergroup.com where certain additional information about us may be found. We undertake no obligation to update the information found on our website. The information on the website is not a part of this prospectus, any prospectus supplement, or the registration statement, but is referenced and maintained as a convenience to investors.
     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the document.

California Water Service Group

Prospectus
[                            ], 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     Expenses incurred in connection with the offering of the securities will be borne by the registrant and are estimated as follows:

Amount

SEC registration fee	$16,050
Accountant’s fees and expenses	125,000
Legal fees and expenses	205,000
Printing costs	100,000
Blue sky fees and expenses	5,000
Miscellaneous expenses	50,000

Total	$501,050
ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
     To the fullest extent permitted by the Delaware General Corporation Law, our certificate of incorporation eliminates a director’s personal liability for monetary damages to the Company and its stockholders, including liability arising from a breach of fiduciary duty as a director. Section 102 of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision that eliminates the personal liability of the directors of that corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section Seven of the Company’s Certificate of Incorporation provides for indemnification of any person who is or was a party to a proceeding by reason of the fact that such person was an agent of the Company, to the fullest extent permitted under Section 145 of the Delaware General Corporation Law.
     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of us.

ITEM 16.     EXHIBITS
     See Exhibit Index immediately following the signature page hereof.
ITEM 17.     UNDERTAKINGS
     (a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)1(i), (a)1(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions referred to in Item 15 hereof, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (d) We hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 23, 2006.

CALIFORNIA WATER SERVICE GROUP

By:	/s/ Martin A. Kropelnicki

Martin A. Kropelnicki
Vice President, Chief Financial Officer
and Treasurer (Principal Financial Officer)
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter C. Nelson and Martin A. Kropelnicki, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all Registration Statements filed pursuant to Section 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter C. Nelson Peter C. Nelson	President and Chief Executive Officer (Principal Executive Officer) and Director	August 23, 2006

/s/ Martin A. Kropelnicki Martin A. Kropelnicki	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 23, 2006

/s/ Robert W. Foy Robert W. Foy	Director, Chairman of the Board of Directors	August 23, 2006

/s/ Calvin L. Breed Calvin L. Breed	Controller (Principal Accounting Officer)	August 23, 2006

Signature	Title	Date

/s/ Douglas M. Brown Douglas M. Brown	Director	August 23, 2006

/s/ Edward D. Harris, Jr., M.D. Edward D. Harris, Jr., M.D.	Director	August 23, 2006

/s/ Bonnie G. Hill Bonnie G. Hill	Director	August 23, 2006

/s/ David N. Kennedy David N. Kennedy	Director	August 23, 2006

/s/ Richard P. Magnuson Richard P. Magnuson	Director	August 23, 2006

/s/ Linda R. Meier Linda R. Meier	Director	August 23, 2006

/s/ George A. Vera George A. Vera	Director	August 23, 2006

EXHIBIT INDEX

1	*	Form of Underwriting Agreement
4.1		Certificate of Incorporation of California Water Service Group (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed August 9, 2006)
4.2		Shareholder Rights Plan, between California Water Service Group and BankBoston, N.A., rights agent, dated January 28, 1998 (incorporated by reference to Exhibit 4 to Registration Statement on Form 8-A filed February 13, 1998)
4.3		Certificate of Designations regarding Series D Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to Annual Report on Form 10-K filed March 15, 2004)
5	.1*	Opinion of Gibson, Dunn & Crutcher LLP
12		Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
23	.1*	Consent Gibson, Dunn & Crutcher LLP (included in their opinion in Exhibit 5.1)
23.2		Consent of KPMG LLP
24		Power of attorney of certain officers and directors of California Water Service Group (included in signature page)

*	To be filed by amendment.